Exhibit 99.1

News Media: Jim Monroe 202-624-6620
Financial Community: Douglas Bonawitz 202-624-6129

Washington Gas Requests Virginia Rate Increase to Support Safety and Other Service Enhancements

WASHINGTON, D.C. (June 30, 2016) -- Washington Gas, a WGL company (NYSE: WGL), today filed an application with the Commonwealth of Virginia's State Corporation Commission (SCC) to increase its base rates for natural gas service, generating $45.6 million in additional annual revenue. The revenue increase includes $22.3 million associated with natural gas pipeline replacement initiatives previously approved by the Commission and paid by customers through a monthly rider.

The filing addresses rate relief necessary for Washington Gas to recover its costs and earn its allowed rate of return. The typical residential heating customer would see an approximate net 4.6 percent gas bill increase or, on average, about $3.08 per month.

In addition to programs to upgrade the Washington Gas distribution system and enhance safety, the proposed rate increase includes provisions designed to deliver the benefits of natural gas - including lower energy costs, economic growth and reduced carbon emissions - to more customers. These include proposals to:

•	facilitate conversion to natural gas in locations already served by Washington Gas;

•	expand the natural gas system to high-growth communities in Virginia; and

•	drive innovation through research and development to enhance service for customers

"We are committed to the safe and reliable delivery of natural gas to our customers in Virginia and throughout the Washington, D.C. metropolitan area," said Adrian Chapman, president and chief operating officer of Washington Gas and WGL Holdings, Inc. "Our proposal to the Commission reflects this commitment and includes a number of provisions to expand the benefits of natural gas to more Virginians while enhancing service delivery."

The company anticipates that the new rates will become effective in the December 2016 billing cycle. Washington Gas' last Virginia SCC-approved rate increase was effective in October 2011. Approximately 512,000 of the company's 1.1 million customers reside in Virginia.

About Washington Gas
Washington Gas Light Company is a regulated natural gas utility providing safe, reliable natural gas service to more than 1.1 million customers in the District of Columbia, Maryland and Virginia. A subsidiary of WGL Holdings, Inc., the company has been providing energy to residential, commercial and industrial customers for more than 167 years.

About WGL

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WGL (NYSE: WGL), headquartered in Washington, D.C., is a leading source for clean, efficient and diverse energy solutions. With activities and assets across the U.S., WGL consists of Washington Gas, WGL Energy, WGL Midstream and Hampshire Gas. WGL provides options for natural gas, electricity, green power and energy services, including generation, storage, transportation, distribution, supply and efficiency. Our calling as a company is to make energy surprisingly easy for our employees, our community and all our customers. Whether you are a homeowner or renter, small business or multinational corporation, state and local or federal agency, WGL is here to provide Energy Answers. Ask Us. For more information, visit us at www.wgl.com.